Amendment No. 3 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 3 (this “Amendment”), dated October 1, 2012 to the Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”), dated June 28, 2011, as amended, between Drexel Hamilton Mutual Funds (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) and the Compensation (Appendix C) are modified to account for a new series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto; and
2.	Appendix C to the Agreement is deleted in its entirety and replaced with the Appendix C attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

Drexel Hamilton Mutual Funds	The ALPS Fund Services, Inc.

By:	By:
Andrew Bang	Jeremy O. May
President	President

APPENDIX A

LIST OF PORTFOLIOS

October 1, 2012

Drexel Hamilton Centre American Equity Fund

Drexel Hamilton Centre Global Equity Fund

Drexel Hamilton Multi-Asset Real Return Fund

APPENDIX C

COMPENSATION

Fund Administration, Fund Accounting, Legal, Medallion Distribution & Tax Administration Services:

• Greater of $265,000 annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $500M	5.0
$500M - $1B	3.5
Above $1B	1.5

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.